Exhibit 99.1

Glucotrack Reports Second Quarter 2025 Financial Results and Recent Corporate Highlights

On track to implant first patients in long-term, multicenter feasibility study of the fully implantable continuous blood glucose monitor (CBGM) system in Australia in Q3 2025

Investigational Device Exemption submission to FDA of novel CBGM technology in Q4 2025

Strengthened Board of Directors, expands clinical advisory board, and established a Patient Advisory Board

Improved capital structure, cash and cash equivalents expected to fund operations through 2025, including initiation of OUS clinical trials and achievement of related milestones

Rutherford, NJ, August 14, 2025 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today reported financial results and recent corporate highlights for the six months ended June 30, 2025.

“This quarter, we made meaningful progress across the business, including the expansion of our clinical advisory team with the appointment of Dr. Hirsh, an expert in implantation protocols, as Medical Director - Cardiology, and the election of Dr. Carr-Brendel, a seasoned medical device executive, to our Board of Directors. We also established a Patient Advisory Board to ensure patient perspectives remain central as we continue to refine and advance our CBGM technology. We are also encouraged by the growing momentum and strong interest in our technology, particularly among key opinion leaders, as demonstrated by the standing-room-only audience at our presentation during the ADA conference in June,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “At the same time, we strengthened our capital structure, removing the warrant liability and share dilution overhang which, we believe, creates attractive opportunities for new investors to join in our mission to bring our potentially life-improving technology to the millions of diabetes patients who need it most.”

Dr. Goode continued, “Looking ahead, we are on track to initiate our clinical study in Australia in the third quarter and to continue building our robust body of clinical evidence supporting the use of our well-differentiated, fully implantable, real-time, multi-year CBGM system. We also anticipate submitting our IDE to the FDA in the fourth quarter, enabling in 2026 the launch of our long-term, multicenter Pilot Study in the US.”

Second Quarter 2025 & Recent Highlights

Corporate Highlights

●	Strengthened capital structure through the repurchase of Series A Warrants. The transaction eliminated the warrant liability accounting and share dilution overhang, preserving shareholder value and providing optionality for potential investors.

●	Appointed David S. Hirsh, M.D., as Medical Director – Cardiology, expanding the clinical advisory team. Dr. Hirsh brings extensive cardiology and electrophysiology experience to Glucotrack, and his procedural expertise will be invaluable in optimizing the Company’s implantation protocols and ensuring patient safety.

●	Elected Victoria E. Carr-Brendel, Ph.D., to the Company’s Board of Directors. Dr. Carr-Brendel brings extensive leadership experience as a medical device executive, with particular expertise in implantable technologies.

●	Established a Patient Advisory Board (PAB) to inform the development of the Company’s CBGM technology. The PAB comprises leading patient voices and advocates within the diabetes community with firsthand experiences and understanding of the impact diabetes management has on daily living. The PAB was established to keep patients’ insights at the forefront of Glucotrack’s development plans for its CBGM.

Advanced Product and Clinical Development

●	Presented a poster at the Association of Diabetes Care & Education Specialists (ADCES) Annual Conference held August 8-10, 2025, titled “Endocrinologists’ Perspectives on an Implantable Continuous Blood Glucose Monitor,” demonstrating strong endocrinologist interest in the continuous blood glucose monitoring concept due to its extended sensor life, freedom from wearables, and the potential for greater accuracy from blood-based readings. At a sensor life of 3 years, 73% of the 100 endocrinologists surveyed expressed a willingness to prescribe the CBGM.

●	Presented compelling data at the American Diabetes Association’s (ADA) 85th Scientific Sessions held June 20-23, 2025:

◌	In a poster presentation titled, “Early Feasibility Study to Evaluate an Intravascular Continuous Blood Glucose Monitor in Adults with Diabetes Mellitus,” Glucotrack reported positive final results of their first-in-human study for continuous blood glucose monitoring. The Company leveraged OneTwo Analytics’ advanced artificial intelligence and machine learning platform to generate deeper insights into the performance and clinical impact of the Company’s technology. The study met all primary and secondary endpoints, demonstrating excellent accuracy with a Mean Absolute Relative Difference (MARD) of 7.7% across 122 matched pairs, a 99% data capture rate, and no procedure or device-related serious adverse events. These findings begin to validate the safety and performance of the Company’s long-term, implantable CBGM.

◌	In an oral presentation titled “Re-Imagining the Future of Continuous Glucose Monitoring with CBGM,” Glucotrack discussed the future of continuous glucose monitoring and the Company’s CBGM technology.

●	Received ethical approval in Australia to initiate long-term clinical study of the Company’s CBGM in participants with type 1 and type 2 diabetes.

●	Announced participation in FORGETDIABETES, a prominent European research initiative dedicated to developing an immuno-optimized, fully-implantable, fully-automated, artificial pancreas for people with type 1 diabetes. Glucotrack’s CBGM technology will provide real-time glucose data to guide insulin dosing decisions within the artificial pancreas.

Anticipated Milestones in 2025

●	Implanting first patients in long-term, multicenter feasibility study of the fully implantable CBGM system in Australia, anticipated in third quarter of 2025.

●	Submitting the Company’s Investigational Device Exemption (IDE) to the U.S. Food and Drug Administration in the fourth quarter of 2025, to initiate a U.S. long-term, multicenter Pilot Study of the CBGM system, subject to current agency response timelines.

●	Presenting clinical data demonstrating the safety and accuracy of the CBGM at additional industry conferences.

●	Further expanding Advisory Boards with world-renowned experts in endocrinology and cardiology and others essential to the diabetes community.

Financial Results for the year-to-date six months ended June 30, 2025

Research and Development Expenses: Research and development expenses were $5.0 million for the six months ended June 30, 2025, compared to $5.7 million for the prior-year period. The decrease of $0.7 million was primarily due to timing in product and manufacturing development activities.

Marketing, General and Administrative Expenses: Marketing, General and Administrative expenses were $3.3 million for the six months ended June 30, 2025, compared to $1.7 million for the prior-year period. The increase of $1.6 million was primarily attributable to increased legal and professional fees and personnel costs.

Net Loss: Net loss for the six months ended June 30, 2025, was $11.6 million compared to a net loss of $7.4 million for the prior-year period. The increase in net loss is attributable primarily to the non-cash $3.3 million change in fair value of derivative liabilities and increase of $0.9 million in operating expenses.

Cash Position: Cash and cash equivalents as of June 30, 2025, were $9.6 million, compared with $5.6 million in cash and cash equivalents as of December 31, 2024. The net increase in cash and cash equivalents of $4.0 million was attributable to the $10.7 million net proceeds from public equity financings offset by cash used in operating and investing activities of $6.7 million for the first six months of 2025.

Based on current plans and assumptions, the Company believes that its existing cash and cash equivalents will be sufficient to fund its 2025 operating plan to initiate human clinical trials and related milestones.

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About Glucotrack, Inc.

Glucotrack, Inc. (Nasdaq: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s Continuous Blood Glucose Monitor (CBGM) is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. The Glucotrack CBGM is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information, please visit http://www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:	Media:
investors@glucotrack.com	GlucotrackPR@icrinc.com

GLUCOTRACK INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars except share data)

	In thousands of US dollars (except stock data)
	June 30, 2025	December 31, 2024
	Unaudited
Current Assets
Cash and cash equivalents	$9,555	$5,617
Other current assets	522	151
Total current assets	10,077	5,768

Operating lease right-of-use asset, net	46	59
Property and equipment, net	87	95
Restricted cash	-	10
TOTAL ASSETS	$10,210	$5,932

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2,644	$992
Operating lease liability, current	27	26
Convertible promissory notes	-	5
Other current liabilities	414	252
Total current liabilities	3,085	1,275

Non-Current Liabilities
Derivative financial liabilities (Note 2F and Note 3B)	5	17,421
Operating lease liability, non-current	19	33
Loans from stockholders	221	203
Total liabilities	$3,330	$18,932

Commitments and contingent liabilities (Note 4)

Stockholders’ Equity (Deficit)
Common Stock of $0.001 par value (“Common Stock”):
250,000,000 and 100,000,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 899,410 and 13,409 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1	(* )
Additional paid-in capital	150,649	119,230
Receipts on account of shares	228	228
Accumulated other comprehensive income	41	(8)
Accumulated deficit	(144,039)	(132,450)
Total stockholders’ equity (deficit)	6,880	(13,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$10,210	$5,932

GLUCOTRACK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands of US dollars except share data) (unaudited)

	Six-month period ended June 30,		Three-month period ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development expenses	$5,021	$5,737	$3,150	$3,589
General and administrative expenses	2,963	1,535	1,464	802
Marketing expenses	310	170	182	100
Total operating expenses	8,294	7,442	4,796	4,491

Operating loss	8,294	7,442	4,796	4,491
Other (income) expense
Change in fair value of derivative Liabilities	3,269	-	(107)	-
Other (income) expense, net	92		96
Finance income, net	(66)	(26)	(29)	(2)

Net Loss	11,589	7,416	4,756	4,489

Other comprehensive income:
Foreign currency translation adjustment	(65)	(6)	(29)	-

Comprehensive loss for the period	$11,524	$7,410	$4,727	$4,489

Basic and diluted net loss per common stock	$34.81	$1,700	$9.62	$984

Weighted average number of common stock used in computing basic and diluted loss per common stock	332,931	4,363	494,504	4,564